SWH

S. W. Hatfield, CPA
Certified public accountants



October  23,  2003


U. S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Gentlemen:

On October 23, 2003, this Firm received a draft copy of a Form 8-K/A to be filed by Strategika, Inc. (Company) (SEC File # 0-49666, CIK #1168556) modifying the language as previously reported in Item 4 - Changes in Registrant's Certifying Public Accountant.

We have no disagreements with the statements made in the draft Form 8-K/A, Item 4 disclosures which we read.

Yours  truly,

/s/  S. W. Hatfield, CPA

S. W. Hatfield, CPA




214.342.9635
800.244.0639
f: 214-342-9601
swhcpa@aol.com

P.O. Box 820395
Dallas, Texas 75382-0395

9002 Green Oaks Circle
2nd Floor
Dallas, Texas 75243-7212


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